Exhibit 99.1

Fourth Quarter and Full Year 2014 Earnings Conference Call Transcript

February 3, 2015

This transcript is provided by Enova International, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. Enova International, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good day and welcome to the Enova International Fourth Quarter 2014 Conference Call and webcast. All participants will be on listen only mode. (Operator Instructions) After today's presentation there will be an opportunity to ask questions. (Operator Instructions) Please note that this event is being recorded. I would now like to turn the conference call to Ms. Monica Gould. Ms. Gould, the floor is yours ma'am.

Monica Gould:

Thank you Mike, good afternoon everyone and thank you for joining us. Enova released results for the fourth quarter of fiscal 2014 ended December 31 2014 today after the market close. If you would like a copy of the release, you can access it on the IR section of our website at ir.enova.com. With me on today's call are David Fisher, Chief Executive Officer and Robert Clifton, Chief Financial Officer. This call is being webcast and will be archived on the Investor Relations section of our website. Before David begins, I'd like to remind you that the information we're about to discuss today may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations that are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause these results to differ materially are set forth in today's press release and on Form S-1 filed with the SEC on December 4, 2014.

Any forward-looking statements should be considered in light of these factors. Any forward-looking statements that we make on this call are based on assumptions as of today and we undertake no obligation to update these statements as a result of new information or future events. Additionally, this presentation contains GAAP measures and certain non-GAAP or adjusted financial measures as defined by the SEC. Per SEC requirements you will find additional disclosures regarding non-GAAP measures, including reconciliations of these measures with U.S GAAP in our press release issued today. As noted in our press release, we have posted supplemental financial information on the IR portion of our website at ir.enova.com.

And with that I'd like to turn the call over to David.

David Fisher, CEO:

Thanks and good afternoon everyone.

Thank you for joining us for Enova’s first earnings conference call as a public company. Since some of you may be new to the Enova story, let me start off with an overview of our business and our growth strategy, and then I will review our recent achievements and performance.

Enova is an established technology company with a leading-edge technology and online lending platform that addresses a segment of the credit market that is not being served by traditional lenders. The strength of this online lending platform helps us to achieve our mission to close the world’s credit gap by helping hardworking people fulfill their financial responsibilities with fast, trustworthy credit.

Our typical customer is an employed, working-class homeowner with kids and some college education who likely had an unfortunate event over the past few years that impacted his or her credit rating and ability to borrow from traditional lending sources. For example, they could have lost their job during the financial crisis resulting in missed mortgage payments or had a medical issue that caused the family to fall behind. And now, that consumer has a short term borrowing need, perhaps the car needs repairs or the kids have a bunch of expenses as they prepare to go back to school in the fall.

By successfully addressing these needs of these consumers we have processed more than 31 million transactions and funded over $15 billion dollars in loans over the last ten years. We have been able to achieve this success by leveraging our highly scalable and flexible technology. A core component of this technology is our advanced analytics, which we have continuously enhanced and improved over our 10 year history. Today, the decision logic in our analytics platform employs over 100 proprietary algorithms and runs more than 30,000 rules and models per hour these models use over 1,000 discrete data points ranging from the most obvious to the very unexpected. We also have the advantage of having amassed over 9 terabytes of proprietary consumer behavioral data during the past 10 years. The combination of this data with our sophisticated algorithms produces high quality underwriting centered on making affordable loans that our customers can repay.

Another aspect of our underwriting capabilities that I would like to highlight is the importance of our significant lending history through various market and credit cycles. This includes, of course, the financial crisis that began in 2007. I think it’s also important to point out that we utilize our advanced analytics capabilities in every step of the loan lifecycle, not just the credit decision. This includes product design and pricing, marketing, fraud prevention, servicing and collections.

Our highly scalable and flexible technologies have enabled us to expand our product offerings well beyond the short-term loans in the US where we got our start. At the end of 2014, we operated established products in 35 states, the U.K, Canada and Australia. We have also piloted programs in China and Brazil. And regulatory compliance has always been a focus of ours wherever we lend. We are licensed in each jurisdiction that requires licensing, and abide by industry best practices.

We view our competition as primarily traditional brick and mortar lenders who still make up a majority of the industry in most of the markets in which we operate. Given the busy lives of our typical customers, there are clear advantages to our online model, which allows them to apply for a loan anytime, anywhere in as little as 10 minutes. Compare this to the inconvenience of having to drive to a brick and mortar lender, typically with the kids in tow, and potentially having to do it all over again if they forgot a document at home or are not approved. In addition to the convenience, our customers appreciate the privacy and security of applying for a loan online.

With that, I will now provide a brief overview of our key accomplishments in 2014 and our strategy for 2015 and beyond. Later on in the call Rob Clifton, our CFO, will discuss our fourth quarter financial results in detail.

In 2014, we achieved record profitability driven by strong double-digit growth in our U.S. business. We also launched four new businesses in four different countries, all while managing through significant regulatory changes in the U.K. Accomplishing all of this in a single year was possible because of our ability to leverage our flexible technology and analytics platform, this allows us to rapidly adjust to changes in market conditions and regulatory requirements and grow our business by expanding our product offerings into new segments and markets in an efficient, low cost manner. We closed the year with a successful spin-off from Cash America into a separate publicly traded company with a strong balance sheet and cash position.

For 2015, we expect continued growth in our US business driven by the rollout of additional installment products and the further expansion of NetCredit, our near prime product in the U.S. In the U.K., we are focused on optimizing our product offering now that the regulatory changes there are finalized. The competitive environment there has weakened significantly from a year ago and we hope to be able to show growth in the UK in the second half of the year.

During 2015 we will also analyze the results from the pilots of the four new initiatives and determine which efforts we will ramp and which we will discontinue.

The four initiatives we launched last year include:

A near-prime installment loan product in the UK, called On Stride. We are encouraged by the results we have seen from this product so far. Credit performance has been very good and we have seen acquisition costs come down to a level where the unit economics on the loans are now profitable. We want to spend a little more time capturing data on this product given the longer terms of the loans, but if these results continue we could be in a position to start meaningfully expanding this product by the end of 2015.

The second product we launched in 2014 was a short term installment loan in Brazil. We have seen extremely strong demand for this product so far. We are now focused on building a new credit model based on the data we captured to date and further tailoring our operations to conform to the Brazilian market. Assuming these efforts are successful, we would expect to begin ramping up this product in 2015.

The third product we launched was a medium term installment loan in China. Given the many cultural, regulatory and operating differences in China relative to the US we have purposely chosen to go very slowly with this initiative. As a result, I think it will likely take us much of 2015 to collect enough data through our pilot to make any real determination about the future viability of the product. That being said, we are optimistic about what we have seen so far and remain excited about the size and potential opportunity in China.

Our final product launch in 2014 was a small business offering in the US, marketed under the Headway Capital brand. This product is a line of credit targeting businesses with $50,000 to $1.5 million in annual revenue. We have found that our vast experience in underwriting and data analytics is highly relevant in analyzing the credit performance of small businesses as a small business owner shares many characteristics with our retail customers. The result has been better than expected credit performance and we are now focused on further automating underwriting and building new acquisition channels.

As we look forward, we intend to launch additional new initiatives from our pipeline throughout the year, the first of which is a thin-file line of credit product in the U.S. We believe that as a whole these efforts will enhance our top-line growth, drive further product and geographical diversification and reduce our regulatory risk.

Before wrapping up today, I would like to provide a brief regulatory update on the U.S. and U.K. In the UK, as many of you know, the Financial Conduct Authority, known as the FCA, took over in April from the OFT, our former regulator. With the new regulator came a new set of rules for the industry. In addition, the FCA finalized rules around a rate-cap in the fourth quarter and those rules became effective January 2nd. We believe we have implemented all necessary changes to our products and underwriting models and are in compliance with these rule changes. Moreover, we are in the process of finalizing our application for full authorization to continue to provide consumer credit products in the U.K. as we, like all other lenders in our space, have been operating under interim permission since the FCA took over.

While adapting to the new rules in the UK required significant changes to our products and had the effect of shrinking the addressable market, we appreciate the transparency and focus on better practices brought on by the new regulation and believe this could even be beneficial to us in the long run. Historically, we have had competitors in the UK who had products and business practices we weren’t comfortable with, this put us at a competitive disadvantage. These former practices also shed a negative light on the entire industry. Under the new more prescriptive regulation other lenders will now have to reign in their approach, allowing us to compete on a more level playing field. In addition, we have already seen reduced competition as many lenders have been unable to comply with the new regulations and were forced out of business.

In the U.S., the CFPB is expected to publish initial guidelines for the industry later this year. While a lot of speculation exists as to the changes that may be forthcoming, we believe that Enova is well positioned for continued success based on our strong business practices, high quality underwriting and leading regulatory compliance. In addition, we have been through numerous audits both at the state and CFPB level over the years and we feel confident in our ability to successfully navigate through additional regulatory changes, as demonstrated by our recent accomplishments in the U.K.

To wrap-up, we are very pleased with our results and accomplishments this quarter and in 2014 as a whole. Our ability to substantially increase our profitability while one of our largest markets contracted and competitors exited is a testament to the strength of our business model and product diversification efforts. We are also excited about the large opportunity ahead. We plan to continue to invest in our technology and analytics and introduce new products, which will further diversify our revenue base and drive sustainable long-term growth and profitability. Most importantly we have an extremely talented team at Enova that is prepared for our future growth and any challenges we may face along the way. Many companies talk about their top talent, but at Enova attracting and retaining that talent is one of our core values and the primary reason behind our past and continued success.

A little later, I’ll be happy to answer any questions that you may have, but now I will turn the call over to Rob Clifton, our CFO, to go over the financials in more detail. Rob.

Robert Clifton, CFO:

Thank you, David, and good afternoon everyone.

I will first walk you through our financial and operating performance for Q4 and then review our outlook for the first quarter and full year of 2015 before turning the call back over to David for his closing remarks.

As David already mentioned, Q4 was another strong quarter for Enova. We achieved record fourth quarter profitability at a time when revenue contracted due to regulatory changes in one of our largest markets.

Total revenue of $194.7 million in the fourth quarter declined from $208.8 million in the same quarter last year. As we anticipated, international revenue declined due to the impact of the U.K. regulatory changes, primarily those involving new affordability lending rules. Now that the regulatory changes have been finalized, and we have adjusted our products and underwriting models accordingly, we anticipate this revenue to stabilize over the coming quarters.

Our U.S. business, which accounts for two-thirds of our total revenue, generated very strong results in the quarter. Revenue rose 17% year over year to $130.7 million driven by growth in our installment and line of credit products. We have seen significant customer preference for these products particularly NetCredit, our near prime installment product. We expect our U.S. business to remain strong through 2015 as we introduce additional installment products and continue to grow NetCredit.

Our continued product innovations have contributed positively to our top line growth and have led to a further diversification of our revenue base. During the fourth quarter, our line of credit offering remained our largest product category at 39% of total revenue. Our installment loan product grew to become our second largest contributor at 32% of total revenue. Meanwhile, short-term loan revenue declined and now accounts for 29% of total revenue. With the implementation of the rate cap rules in the U.K., we expect our international revenue mix in 2015 to be more heavily weighted towards short term and installment loan products.

Consumer loan balances outstanding continues to be a key driver of our financial performance. We ended the year with a gross consumer loan balance of $424.8 million. Even with the contraction in gross loan balances in the U.K., this represents only a $2.4 million decrease from the prior year ending balance due to good growth in our NetCredit installment loan portfolio.

We saw continued strength in our gross profit margins in the fourth quarter. Gross profit margin increased to 68.9% from 58.6% for the fourth quarter of 2013. Our U.S. gross profit margin rose two hundred basis points to 62.6%, while our international gross profit margin increased significantly to 81.7%, up from 56.3% for the fourth quarter of last year. Consistent with the third quarter of 2014, the increase in international gross profit margin was driven by stricter underwriting in the U.K. and was the result of the regulatory changes.

In addition to the impact of U.K. regulatory changes, we have seen significant improvements in gross profit margins for all major products in 2014. We believe a number of factors contributed to these results including continued enhancements to our underwriting models, a higher mix of returning customers versus new customers, the performance improvement derived from a seasoning of installment loan and line of credit portfolios, and general macroeconomic trends.

Also contributing to the strong quarter on a year over year basis was a 2% decrease in total operating expenses. Marketing expenses declined 1% due to lower spend levels in the UK while General and Administrative expenses increased 12% for the quarter, driven by growth in analytics and technology personnel added during 2014.

Adjusted EBITDA increased 26% from a year ago to $54 million in the fourth quarter, while adjusted EBITDA margin rose more than seven hundred basis points to 27.9%.

Net income increased 14% to $22.5 million in the fourth quarter or $0.68 per diluted share. Non-GAAP adjusted earnings remained steady at $0.68 per diluted share for the fourth quarter in both years.

Our balance sheet continues to be very strong. We ended the quarter with $75 million in cash and long-term debt of $494 million. We also have over $68 million of borrowing capacity on our credit facility.

Moreover, the business continues to generate substantial cash flow, which we reinvest to grow our loan portfolio. Free cash flow, defined as cash flows provided by operations less cash flows invested in consumer loans and capital expenditures was $117.5 million for 2014 compared to $34.6 million for 2013. The increase in free cash flow was driven primarily by the contraction of loan balances in the U.K.

With that, I would like to turn to our outlook for the first quarter of 2015 and the full year. As noted in our earnings release, for the first quarter of 2015, we expect total revenue to be between $165 and $185 million and adjusted EBITDA to be between $45 and $60 million. For the full year, we expect total revenue to be between $750 and $830 million and adjusted EBITDA to be between $180 and $240 million.

This outlook reflects the significant investments we continue to make in new initiatives and includes the full impact of the regulatory changes we have seen to date in the UK. Consistent with guidance David provided during Cash America’s earnings conference call in October, this guidance is based on several key factors including 1) how the U.K. competitive landscape evolves and the ultimate size of the addressable market there, 2) the rate of growth and continued loan performance improvement for our longer term installment loans offered to near-prime customers in the US, and 3) how our new initiatives launched in 2014 and those planned for 2015 develop. This guidance is also based on several key assumptions, including that any rules issued by the CFPB this year are not effective until 2016 and that the state legislative and regulatory environments in the US remain stable.

Looking beyond 2015, we expect to see top-line growth accelerate as the new initiatives we launched in 2014 begin to gain traction.

With that, I’ll turn the call back over to David for his remarks. Thank you.

David Fisher:

Thanks Rob. Thanks everyone for joining us today. We look forward to updating you on our progress next quarter and we will now open the line for questions.

QUESTION AND ANSWER SECTION

Operator:

Thank you, sir. We will now begin the question-and-answer session. [Operator Instructions] The first question we have comes from Henry Coffey of Sterne Agee. Please go ahead.

Henry Coffey, Sterne Agee:

Good afternoon everyone and congratulations, it’s a great way to get the first public quarter going.

David Fisher:

Thanks Henry.

Henry Coffey:

Can you give us some insight into what things look like, particularly in the UK, between September and December, to sort of get an effect of where you stand given the changes in that market?

David Fisher:

I would say between September and December is really a period of stabilizing, making sure that the changes we made in our products were working and working effectively. We did not spend a tremendous amount of time really trying to build volume in the UK during that time period, and we’re still not today. We’re getting comfortable with the new rules and that our products are working effectively with the new rules. As we get deeper into the year, we will begin optimizing those products both from an operational standpoint as well as from an underwriting standpoint, and as we mentioned, if we see any growth in loan volume in the UK, it’s likely not happening until the back half of the year.

Henry Coffey:

Unfortunately, I'm in a train station with a late train. When you look at the opportunities you have, do you have any way of quantifying how many people exit or enter or left the business in the UK, and how long it’s really going to take before they start ending outright?

David Fisher:

There were over a hundred lenders in the UK a year ago, and, I don’t have an exact count as of today, but dozens have gone out of business, and that’s even before the authorization process, which is kicking off like right about now.  It is clear that that authorization process is substantial and difficult and is going to be highly scrutinized by the FCA, and we think many of the existing lenders will not survive that process.  Keep in mind, the FCA, when they came out with their new rules, anticipated that only three to four lenders, that’s a combination of online and brick and mortar, would survive.  We think that was kind of overly negative, we think there will maybe be a dozen or so, but we’ve seen a couple dozen already go out of business, but there will certainly be more to come.

Henry Coffey:

And then in terms of corporate spending, can you give us a sense of how much money you have spent in the UK, how much more is likely to be spent, and what your public company costs look like this quarter?

David Fisher:

In terms of the UK spend, we obviously have hired all the right advisors to walk us through this process and make sure that we’re compliant with the new rules, so those dollars are in our numbers.  They’re not huge, most of them are not recurring.  They weren’t even significant enough for us to break them out here. So while we’ve spent real money here, in the scope of our overall business, it’s highly manageable and largely not recurring.  The big recurring spend in the UK is the establishment of our office there.  We do have an office, we’ll probably have somewhere around a dozen people there by the end of the year.  But most of those people are replacing roles that we would have had here or have here in Chicago.  And they’re not incremental, the expense isn’t incremental, so again, in total we look at 2015, the incremental expense for the UK is not anticipated to be a particularly meaningful number, so it’s not something that we felt the need to break out or highlight.

Henry Coffey:

Thank you very much.

David Fisher:

Thank you Henry.

Operator:

David Scharf, JMP Securities

David Scharf, JMP Securities:

Good afternoon.  Thanks for taking my question.  David, a couple things, first, just wondering if you can comment a little more on what you’re seeing competitively here in the US, and in particular as you kind of build out the near-prime product, NetCredit, what are you seeing from other prime marketplace lenders, some of the early adopters in the online space, and whether you see them moving down the credit spectrum potentially?

David Fisher:

So in the US, on the shorter-term higher interest rate product, we haven’t seen much new on the competitive landscape, no big new entrants, the business is probably still 60% brick and mortar, which is a huge market share opportunity for us.  We’ve talked about the conveniences of the online model versus the brick and mortar model, and that’s probably our biggest focus in the US. In the near prime space there obviously are some new players in the industry, but the traditional lenders, and even the peer to peer guys who have not made any entrances into that near prime space at all, the banks actually seemed to be getting further and further away from focusing on truly prime and high prime borrowers. We really think that's created a large opportunity for us to move up market into that near prime space without competing with the banks in the larger traditional lenders in any way. And that's a market opportunity that we think is very substantial and could generate some meaningful growth for that NetCredit product.

David Scharf:

Got it, got it. And as we think about the channels and how they're developing, I know it's been a couple year process to bring more of the lead generation internal, direct marketing and less use of outside lead gen, can you just talk about where you are in that evolution and ultimately, when you get to the point where the vast majority of your customer acquisition is done internally, how we ought to be thinking about marketing spend?

David Fisher:

That's a great question. So if you look at the business five years ago, it was almost all lead gen driven. And even if you look a couple of years ago, two, three years ago, we're still probably two-thirds lead gen business. But that’s now flipped to where it's two-thirds internally driven, and only one-third lead gen. I would say for that now number is stabilized somewhat, I think it will come down a little bit this year, not dramatically, unless there is significant regulatory pressure on the lead generators, which actually could be likely. But that’s the big unknown. I think at some point both state regulators as well as the CFPB are likely to focus much more significantly on that channel, which could significantly impact that lead gen business, which for us is actually a very good thing. The lead gen providers, they are largely our competition. We do work with them obviously because they do provide business to us, but when we look out and we're bidding on TV, or bidding on keywords online, or SEO, they’re our competition out there and to the extent they have to comply with the same kind of rules that we need to comply with and level that playing field, it really provides a nice opportunity to further ramp up our internal marketing and direct marketing channel. So we feel like we've really built out those capabilities now to the extent we are able to generate two-thirds of our business internally, and to the extent there is any disruption for those lead channels we think we're very well positioned.

David Scharf:

Got it, got it. And last question, you referenced among the contributing factors to improving credit and gross margins is sort of an increasing mix of more returning customers. So in the US are you seeing the bulk of returning customers basically accessing the same product or are you seeing a mix shift among returning borrowers where they might be borrowing larger amounts at longer durations?

David Fisher:

We see a little bit of everything depending on the credit profile of the borrowers. We've certainly seen customers whose credit has improved, moved from our short-term products to our NetCredit product, and stay towards an elder rollout and installment and line of credit products, we've seen high preference for those products from existing customers. So it’s a little bit dependent on the profile, and that’s why we would like to offer as many products as possible in as many states as possible to meet those needs of those customers because they do all differ.

David Scharf:

Got it, thanks so much. Congratulations.

David Fisher:

Thanks.

Operator:

Next we have Dan Furtado of Philadelphia Financial.

Dan Furtado, Philadelphia Financial:

Sorry, most of my questions have been answered. I just have two brief ones. One, do you have an expectation of a loss provision in the US versus UK this year?

Robert Clifton:

I would say generally in the UK, once the growth in loan originations kind of kicks in, we certainly expect the gross profit margin to moderate. So I wouldn’t expect that the Q3 and Q4 2014 margins to be repeated for fiscal year 2015. From a US standpoint, as we continue to roll out additional installment products, I would generally expect some moderation from what we’ve had in 2014, but generally, I would still expect strong GP performance in the US.

Dan Furtado:

Since you've given guidance for the next fiscal year, could you kind of say the range of loss provisions in those guidance then for both the US and UK?

Robert Clifton:

No, I don’t think we're going to give guidance that specific.

Dan Furtado:

And my second question is, when you look at your stock versus OnDeck, how would you compare yourselves, because you both seem to be online lenders targeting an underserved population?

David Fisher:

I think our businesses are very similar. We both are balance sheet lenders. We both have online lending models and use advanced analytics to address those customers. If you look at, for example, some of their lending metrics and compare it to NetCredit, our near prime product, they look extremely similar. So again they focus more on the small business space, we focus more on the consumer space, although we do have Headway, our new small business product. But other than the slight difference in customers, the businesses are actually very, very similar.

Dan Furtado:

And could you just talk briefly about your small business product that directly competes with them?

David Fisher:

Yes, it’s a line of credit product, up to six months. We’re attracting customers all through direct marketing in that business. We're not using any brokers or advisors to go after that business and that kind of combination of the direct marketing and offering the line of credit versus the installment loans, which are more typical in that space, or the merchant cash advance products which are more typical in that space, we think is a nice entry for us.

Dan Furtado:

And then your '15 numbers, how big is that business going?

David Fisher:

We're not breaking out our new initiatives at this time, but that business is so brand new to us. and it’s not going to be too significant in 2015.

Dan Furtado:

Got it, thank you.

Operator:

The next question I have comes from Bob Napoli of William Blair.

Robert Napoli, William Blair:

Thanks, good afternoon. And David, welcome back to the public markets.

David Fisher:

Thanks Bob, good to hear your voice again.

Robert Napoli:

I was going to ask about the small business that Jordan was just hitting on there, but have you hired a team in small business, or what is the strategy around building that business?

David Fisher:

With all of our new initiatives, we’ve set up a dedicated team. We give them dedicated states. We treat it almost like a startup, but they get to leverage all of our experience and our technology platform. We’ve talked about the similarities and differences to OnDeck. One of the differences is we've been doing this for 10 years and have a very large team and lots of resources that our new initiatives can leverage. And so we really try to strike that nice balance where they get to leverage all that experience and expertise of Enova as a whole, but kind of separate them and segregate them as a little start up enterprise to really give them the freedom to go out and build those businesses quickly. And that’s what we’re seeing with Headway and all of our other new initiatives as well.

Robert Napoli:

OK, and then do you have any thoughts around selling portions of your loans, retaining servicing, kind of the investor marketplace model, is that on the agenda at all?

David Fisher:

Sure it's a great question. So historically the high velocity of our shorter term loans just made that not necessary. They cash flow fast enough, they could redeploy that money and the yield is strong enough that there really wasn’t any advantage to moving them off balance sheet. As we move into some lower yielding products, whether it’s the small business initiative, China, or NetCredit or other near prime products, that is something we will look at going forward. We don’t have the need to do it yet. We still have plenty of lending capacity on our balance sheet. Again, those businesses continue to grow whether it whole loan sales or securitization market, I think there is some nice opportunities where the attractive yield on those products could make them very viable products in those markets.

Robert Napoli:

And just last question, what is your target leverage ratio when you think about the size of the balance sheet?

Robert Clifton:

So right now we have a net leverage of 1.7, and I think we've got plenty of opportunity to increase that leverage. I think over time I see our debt to equity leverage potentially approaching 100%.

Robert Napoli:

Great, OK, thank you very much.

Operator:

Next we have Trent Porter, Guggenheim Securities.

Trent Porter, Guggenheim Securities:

Just a couple of quick questions. One of the comments on your anticipation of revenue stabilizing in the coming quarters, that’s happening quicker than I anticipated. I was just hoping you could build around your assumptions there a little bit. In your installments, for example, in the second quarter when you reported them, I think your originations were declining at about 14% because of the affordability rules, offset by the improvement in the provision. So I was hoping you could just characterize that a little bit.

David Fisher:

The affordability rules went into effect in July, and they went into effect all at once. So on that date all your loans had to be under the new rules. And so given the shorter term nature of a lot of our loans, that rolls through your model relatively quickly. And so when we talk about stabilization, really what we’ve talked about in the third quarter, and then again today, is kind of volume origination stabilizing, and we really saw that in the third quarter, that originations weren’t dropping significantly more. They were more stabilizing and we saw that again in the fourth quarter. And then that with the origination stabilizing, you'll then see that roll through the rest of the income statement and the balance sheet with the old loans getting paid off and then the new loans coming on. We talked about growth in the back half for the year. Obviously the growth will come first from the originations in the loan volume and then the later effect of that will be an increase in revenue.

Trent Porter:

OK, OK.  And then next one is the -- your forecast, one of the assumptions was that the CFPB rules don’t become effective until 2016, which I think most of us agree with, but wouldn’t you sort of start to adapt as soon as you get the proposed rules coming out in midsummer which would still have an impact?

David Fisher:

Yes, when we get a proposed rule, we'll start working on contingency plans and implementation right away. But we don’t think the proposed rules are likely to come out until the back half, maybe in the back quarter of the year, maybe the fall, October, November is the last estimate I saw, with implementation not likely ‘til mid 2016 or later. Again, the latest estimates I saw were maybe not even until 2017, so we really wouldn’t expect, there is chance that those rules don’t have a significant impact on the business at all, but even if they do, we certainly don’t see any material impact from those rules until well into 2016, if not later.

Trent Porter:

OK, OK, I understand. Just quickly on that, the estimates that you're seeing in terms of when they're coming out, where are you seeing those estimates? Is this from someone authoritative like the CFPB or just…

David Fisher:

Not from the CFPB themselves. You hear a bunch of different industry sources, press releases, there's an article in the Wall Street journal not too long ago. You're just trying to triangulate from various sources. And for us, we're just focused on running our business on the Internet. We feel confident about our business practices in the US today, feel confident in our ability to adapt to any new regulation and to do it quickly and better than our competitors. And so again, we see the information, we try to have an idea of it, but it's not a huge focus. Our focus is on running our business as best as we can and when we see the rules, we'll analyze them and figure out what we need to do adapt to them.

Operator:

Next we have Mike Taiano of Burke & Quick Partners.

Mike Taiano, Burke & Quick Partners:

Great, thank you. So, just going back to the UK, is it fair to say that the deceleration that you guys have had in the last couple of quarters, is the worst behind you? In other words, do you expect that to basically flatten out in the first half of 2015, and then as you talk about growth in the back half, are you thinking along the lines of a new sort of growth rate, sort of not consistent with what it had been in the past or do you think it's possible that you could return to the growth rates that you had previously?

David Fisher:

So in terms of the loan origination volume in the UK, we do think it's stabilized more now and the worst is behind us. And then as for the growth rate, we do see the opportunity for significant growth in the UK going forward. Predicting exactly where that growth rate will be is difficult right now. It can be easier once we see where competition falls out, as we get deeper in this authorization process. But the market is still a large and viable market. There is going to be reduced competition, and so we still think there is that real opportunity in the UK.

Mike Taiano:

Got it. And then I guess on the NetCredit products in the US, it sounds like you guys are getting good growth there. Just curious, I don't know if you guys have ever disclosed how big that is relative to your overall portfolio? Maybe you could give us some sense of how to think about that in terms of maybe how big it could get or relative profitability to the core products that you have? Any color on that would be great.

David Fisher:

Sure. So it has been meaningful to us. 2014 was a very nice year for that business. We really became confident in the unit economics. We had enough data with enough history to feel good about significantly ramping up that product. So longer-term installment products, we wanted to make sure we had a clear view of, not only on the default curve over time, but also the prepayment curve, which is a meaningful part of the economics of that product. We just needed more history to get. Now once we had that history, we did start ramping it up pretty significantly. At the end of the year, the AR balance was somewhere around $100 million, and that's a number that can grow very meaningfully from there. We're seeing really nice demand for that product. We have good unit economics there, and we've just scratched the surface in terms of our marketing effort.

Mike Taiano:

Great. And then, I guess lastly, just curious given what's going on in the overall P2P marketplace lending, just wondering if you’re seeing any challenges in terms of finding talent, sort of the need you guys have for quantitative folks and obviously the pull from Silicon Valley as well. Are you getting any pressures in terms of, I know the former Enova founder has his own company, I guess he’s in a different space than you guys but based in your neck of the woods, are you seeing any sort of challenges on that front?

David Fisher:

Well I think, thankfully, look, there is always a battle for top talent, and when you want the best of the best, you’re always, no matter what market environment you're in, you're going to have to work hard to get them. But we certainly have the advantages of being in a big city of Chicago that’s really having technology revolution now, and it's really a strong focus of the city in developing that top talent. We also have a lot of talent coming out of the financial markets and the financial technology companies that have not gone as well over the last several years, and especially analytics talent, that's been a nice source for us recently. So it's always worked, but we have great platforms that people love to work on. We invest extremely heavily in our analytics tools and our analytics technology, the platforms that underlie, the models that these super smart people build, and really creating great tool set in a great environment. It helps to track that talent. For example we spent in 2014 a couple of million dollars on our analytics platform, just a tool that our team gets to use to help them build and use the newest and greatest modeling techniques out there, and our commitment and our willingness to spend that kind of money on those tools really helps us attract that talent and very few companies are willing to do that. So we’ve been really successful in attracting that talent and we expect to be going forward.

Mike Taiano:

Great, that’s helpful. Thanks.

Operator:

Henry Coffey, Sterne Agee.

Henry Coffey:

I just had a follow on thought. If you’d asked me two days ago when I talked to CFPB with their release guideline, I would have said, this month is February, then I heard March and now you’re hearing later. I also know that there’s like a nine month comment period that they have to go through. So I know you sort of talked about it but I thought we could revisit it. Since your expectation is that we won’t hear anything from them ‘til when, March?

David Fisher:

Again, this is all speculation and you’re trying to triangulate from multiple sources, but the latest that we’re hearing and again, I wouldn’t give it a whole lot of credence, it's sometime in the spring. They’re likely to issue some form of white paper in conjunction with putting together their small business panel which they’re required to do, connects with any rule making. And then their actual published rules likely won't come out into much later this year. So while we’re hearing the summer, lately we’ve been hearing more like fall, and then again, final rules could be sometime in mid to late 2016, with, possibly, effectiveness in 2016.  But again, more recently we’re hearing possibly not until 2017. But it is a lot of speculation. Again it’s not a big focus of ours. We're keeping our heads down, running our business, knowing that whenever they do come out, we think we’re very well positioned to adapt to them.

Henry Coffey:

And there's not a lot, I know in the UK there’s a lot dialog, and my impression is, and you can correct me if I’m wrong, is that this is not a situation with a lot of dialog going on? They are sort of just churning inside trying to figure out what to do?

David Fisher:

The US and UK processes are different. In UK there is a lot of dialog before the rules are published and very little after. In the US, that process is very different. There is not a lot of dialog before, but the comment period and the way they must take into account those comments is much different in the UK. In the UK they ask for comments but they don’t do anything with them really and they’re not really required to do a lot with them. In the US there is I think much more attention paid to the comments made to the rules both by us and by others, and so there is a much longer period for comments in the US to take that into account. I think that’s where you'll see more of the dialog.

Henry Coffey:

OK, thank you very much.

Operator:

Gene Fattore, RBC Capital Markets.

Gene Fattore, RBC Capital Markets:

I’d like to ask a couple of questions on sort of a sector approach to the various business lines. First, with regard to the UK and the implementation of the FCA rate caps and rollover caps that started January 2nd in contrast to what you’ve been operating under. And then going to the U.S. I’ve got some questions. So first if we can go to the UK, so you have had three business lines. You had short-term loans which is QuickQuid. You have the line of credit and QuickQuid Flex, I believe per your Web site is going to be wrapped up because it perhaps doesn’t qualify. And then you’ll have the OnStride near prime product that you’ve discussed. Then installment, my understanding is in the UK you have the Pounds to Pocket. I don’t have precise and I don’t know if you ever supplied precise WACC APRs for those three products, but I believe that the QuickQuid in the neighborhood of 1,000 plus, if I’m getting that correctly, or anywhere near there, is going to be knocked out because all these, I believe, are going to be held to a 100% cap. OnStride is near prime. I think your site says it’s 25% to 89%, again I am just looking at Web site information, this could be wrong and that should qualify. And then Flex is gone. So trying to get some granularity, in terms of the attributable EBITDA that you had UK, ex-UK, I haven’t had a chance to look at the fourth quarter and drive through it, but basically if I look at your ex-UK EBITDA for the third quarter was $20 million, and at 9/30, again I haven’t driven into the fourth quarter, it was 48 million prior to, notwithstanding your having a run off. Based on the information I have, if I understand this correctly, it seems to me that most of the legacy product lines you have or the current product lines are not going to be allowed, certainly not at the rates they have historically been used to drive these results in the UK. So I'm wondering if we need to be potentially flattening that business right out, unless you can give us some idea of what you think you can make on eligible products in the UK. And then further, if we go to the U.S. as you look at the CFPB, again none of us know this will be implemented. But if you look at what was done in Colorado under Udis, who has now been brought in to head this division at CFPB, if we get any type of look out of the CFPB that is in line with what she did in Colorado, what has been championed by some advocates like PEW, we might be talking about maybe a 100 or 100%, 120% something, 150% effective API, and maybe it’s going to be, since you can't publicly get rates, maybe it will be a qualifying basis like educational loans for profit today. So what is your APR for the division lines you have in the U.S.? What do you see near prime charging on an average APR?

David Fisher:

So Gene, maybe we can spend some time with you offline because, it seems like you’re missing a few large things in both markets and don’t really understand the business. So for example the 100% cost of credit in the UK is for the term of the loan. It’s not an annual APR. So you can charge 100% cost of credit for a two week loan. Obviously the APR on that would be much, much higher. And so for example our QuickQuid product in the UK survives almost entirely intact under the new rate cap rules as does our installment loan product in the UK. So if you look at our volume in the UK in the third quarter and into the fourth quarter, the rate cap rules we don’t think are going to have a huge impact on either the volume or on the profitability of those products. Then, in the U.S. and again we’re happy to spend some time offline providing you more of an overview of the entire industry to get you up to speed. The CFPB can't impose rate caps. They’re specifically prohibited from doing so in their charter. And so we operate in 35 different states in the U.S., each with their own set of rules and their own set of rates, and that really provides a nice set of diversification to any potential regulatory changes.

Operator:

Next we have Jason Adler of GMP Securities.

Jason Adler, GMP Securities:

Thank you for taking the question. I just want to focus in on cash flow for the fourth quarter a little bit. I think about the bridge from EBITDA to cash flow from operations and free cash flow. EBITDA was obviously up year-over-year and sequentially but it looks like cash flow was little softer than the comparable quarters. Obviously a lot going on in the quarter with the spin out and the shift in mix. Can you help me understand a little bit about what was different in this quarter and what our expectations for cash flow should be in 2015 given guidance and the expectations for mix going forward?

Robert Clifton:

Yes. So the cash flows were very strong. We did have a lot of payments to make in Q4. We had an interest payment, the significant interest payment to make on our bonds as well as we terminated our long term incentive plan. So most of the contraction in the UK balances was earlier than Q4, we had a little bit there but then also December does have some uptick in loan demand in the U.S. and the UK. So it’s seasonal increases, so it does affect the overall cash flows. But when you look at our free cash flow, it was still very strong for the full year.

Jason Adler:

Okay. Thank you. I guess also turning to some of the pilot programs, can you talk a little bit about the competitive landscape in Brazil and China and what are the questions that need to be answered by these programs before you hit the gas and look to ramp them up?

David Fisher:

Yes, good question Jason. So in Brazil, as far as we can tell, we are the only Company providing a 100% online loan, and in some ways that’s great because it provides kind of a wide open landscape. In other ways it's scary going in because you don’t know why no one else is providing a 100% online loan. But as I mentioned in my prepared remarks, we’ve seen extremely strong demand in Brazil. As long as we can get comfortable with the loan performance and tweak some of our operational practices over there to conform to some of the differences between the Brazilian market and the US market, we see a large opportunity. Brazil is a country of 200 million people with a growing middle class, a very stable government, a surprisingly advanced banking system. It really ticks a lot of the right boxes for us in terms of a great market opportunity. So we’re only about six months into that product and so we still have some work to do, but given the demand, we could see that product ramping up fairly quickly as we move forward, as we move into 2015.

China, obviously a huge market, 1.2 billion people, again, growing middle class with very fast rising income levels and clearly becoming a very much consumer-oriented society. If you spend any time in China, you’ll see that there is a vast amounts consumption going on from that growing middle class, and that creates a great opportunity for credit in a country where there hasn’t historically been a ton of credit. Now there are, in a country the size of China, there are lots of people trying to address this market. Nobody we have seen had a tremendous amount of success so far, no one doing it in a purely online automated way. But the market is very, very different from anywhere else we’ve operated, and it’s why as I mentioned, we’re going much, much slower there to make sure we understand the regulatory environment, we understand the operational differences, we understand the different credit profiles of customers over there. But we like what we’ve seen so far and we certainly love the potential opportunity over there, in terms of the size of the overall market.

Operator:

That will conclude our question and answer session and today’s conference call. We would like to thank the management team for their time today, and thank you all for attending today’s presentation. At this time you may disconnect your lines. Thank you and have a great day everyone.